SENSATA TECHNOLOGIES ANNOUNCES RESIGNATION OF BEDA BOLZENIUS
FROM THE BOARD OF DIRECTORS
Hengelo, The Netherlands - February 27, 2018 - Sensata Technologies (NYSE: ST) today announced that Mr. Beda Bolzenius has resigned as a director on the Company’s Board of Directors (the “Board”). The resignation is effective immediately. Mr. Bolzenius resigned to pursue other personal opportunities and has no disagreements with the Company. The Board thanks him for his service.
Mr. Paul Edgerley, Chairman of the Board, commented, “On behalf of the Board and the Company, I would like to thank Mr. Bolzenius for the contributions that he has made during his tenure on the Board and wish him continued success in the future.”
About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 12 countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruption limiting access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties or failures to integrate businesses we acquire; market acceptance of new products; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See “Risk Factors” in the Company's 2017 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.